EXHIBIT 4.1
                           CERTIFICATE OF DESIGNATION
                                  ESTABLISHING
                      SERIES A CONVERTIBLE PREFERRED STOCK
                                       OF
                                  TEXOIL, INC.



      1. The name of the Corporation is Texoil, Inc., a Nevada corporation (the "CORPORATION").

      2. The Board of Directors of the Corporation duly adopted the following resolutions by Unanimous Written Consent dated November 8, 1999:

      WHEREAS, the Corporation's directors have reviewed and approved the Designation of Preferences, Limitations and Rights of Series A Convertible Preferred Stock of Texoil, Inc. ("CERTIFICATE"), attached hereto as EXHIBIT A and incorporated herein by reference, delineating the number of shares, the voting powers, designations, preferences and relative, participating, optional, redemption, conversion, exchange, dividend or other special rights and qualifications, limitations or restrictions of a series of Preferred Stock to be issued by the Corporation and designated Series A Convertible Preferred Stock, par value $0.01 per share (the "SERIES A PREFERRED STOCK");

      RESOLVED, that 5,000,000 shares of authorized but unissued Preferred Stock of the Corporation be designated Series A Preferred Stock and authorized for issuance and that the Series A Preferred Stock have the rights, preferences, limitations and restrictions set forth herein.

      FURTHER RESOLVED, that the President or any Vice President of the Corporation, individually or collectively, and the Secretary or Assistant Secretary of the Corporation, individually or collectively, be, and such officers hereby are, authorized and directed to execute, acknowledge, attest, record and file with the Secretary of State of the State of Nevada a Certificate of Designation in accordance with Section 78.1955 of the Nevada General Corporation Law and to take all other actions that such officers deem necessary to effectuate the Certificate of Designation and establish the Series A Preferred Stock.

      3. The authorized number of shares of Preferred Stock of the Corporation is 10,000,000 and the number of shares of the Series A Preferred Stock, none of which has been issued, is 5,000,000.

      4. The resolutions set forth above have been duly adopted by all necessary action on the part of the Corporation.

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      IN WITNESS WHEREOF, Texoil, Inc. has caused this Certificate to be executed by Frank A. Lodzinski, its President, and Jerry M. Crews, its Secretary, this 8th day of November, 1999.

                                  TEXOIL, INC.



                                  By: /s/ FRANK A. LODZINSKI
                                          Frank A. Lodzinski, President
ATTEST:


By:   /s/ JERRY M. CREWS
          Jerry M. Crews, Secretary



State of Texas          )
                        )
County of Harris        )

      The foregoing instrument was acknowledged before me, on the 8th day of November, 1999, by Frank A. Lodzinski, President, and Jerry M. Crews, Secretary of Texoil, Inc., a Nevada corporation, on behalf of the corporation.

      Given under my hand and official seal this 8th day of November, 1999.



                                          /s/ TRACY L. DREWS
                                              Notary Public in and for the
                                              State of Texas
My Commission Expires:

03-15-2003

Seal

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
                                    EXHIBIT A

               DESIGNATION OF PREFERENCES, LIMITATIONS AND RIGHTS
                                       OF
                      SERIES A CONVERTIBLE PREFERRED STOCK
                                       OF
                                  TEXOIL, INC.


      1. SERIES A CONVERTIBLE PREFERRED STOCK. The Series A Convertible Preferred Stock, par value $0.01 per share (the "SERIES A PREFERRED"), will consist of 5,000,000 shares and will have the designations, preferences, voting powers, relative, participating, optional or other special rights and privileges, and the qualifications, limitations and restrictions set forth in this Designation of Preferences, Limitations and Rights of Series A Convertible Preferred Stock of Texoil, Inc. (the "CERTIFICATE").

      2.    DIVIDENDS AND DISTRIBUTIONS.

            (A) The holders of record of shares of Series A Preferred (the "HOLDERS") shall be entitled to receive dividends at a rate of nine percent (9%) of the Conversion Value (as defined in SECTION 4(A) below) per annum per share of Series A Preferred, out of funds legally available therefor, which shall be fully cumulative, prior and in preference to any declaration or payment of any dividend or other distribution on any other class or series of Preferred Stock or Common Stock (excluding any stock subdivisions, combinations or consolidations for which an adjustment is made under SECTION 4(D)(I) below and subject to SECTION 2(B) below). The dividend(s) payable hereunder shall be payable quarterly on March 31, June 30, September 30 and December 31 of each year (each a "QUARTERLY DIVIDEND DATE"), commencing with December 31, 1999, except that if any such date is a Saturday, Sunday or legal holiday then such dividend shall be payable on the next day that is not a Saturday, Sunday or legal holiday on which banks in the State of Texas are permitted to be closed (a "BUSINESS DAY"), to Holders on the stock books of the Corporation 10 days preceding the payment date for such dividends (the "RECORD DATE"). The foregoing dividend on the Series A Preferred shall accrue from the date of issuance of each share until the earlier of (i) the conversion of the Series A Preferred to common shares, par value $0.01 per share ("COMMON STOCK") or Class B Common Stock, par value $0.01 per share ("CLASS B COMMON STOCK") (Common Stock and Class B Common Stock are sometimes collectively referred to in this Certificate as "CONVERSION SHARES"), or (ii) the liquidation, distribution or winding up of the Corporation. The dividends shall be payable in the manner set forth in
SECTION 2(B) below. The amount of dividends payable for any period that is shorter or longer than a full quarter shall be computed on the basis of a 360-day year of twelve 30-day months and the actual number of days elapsed (including the first day but excluding the last day) occurring in the period for which such amount is payable.

            (B) All dividends payable on or before December 31, 2001 shall be payable in shares of Series A Preferred (the "PAYMENTS-IN-KIND"), unless any Holder elects to receive dividends payable in cash, which election must be made in writing no later than ten (10) days after the original issuance of the shares of Series A Preferred. Once a Holder elects to receive cash, it may not receive Payments-in-Kind during such period. Dividends payable after December 31, 2001 shall be paid in the same form as previously paid to each Holder; provided that, for each quarter, the Board of Directors may elect to pay the dividends in cash by notifying the Holders of the Corporation's election to pay cash in lieu of Payments-in-Kind for such Quarterly Dividend Date. Any such dividend election by the Corporation for any particular

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Quarterly Dividend Date shall operate only for such Quarterly Dividend Date.
Each Payment-in-Kind shall be equal in amount to that number of shares of Series A Preferred that is equal in number to the aggregate cash dividend that would be payable on any such dividend date, assuming such dividend were being paid in cash, divided by the Conversion Value (as defined in SECTION 4(A) below), and shall be allocated on a pro rata basis to each Holder entitled to receive such dividend. Certificates representing the shares of Series A Preferred issuable on payment of any Payment-in-Kind shall be delivered to each Holder entitled to receive such Payment-in-Kind (in appropriate denominations) promptly following the Quarterly Dividend Date for which such Payment-in-Kind is to be made hereunder.

            (C) All cash dividends on shares of Series A Preferred shall be due on the Quarterly Dividend Date. If cash dividends are not paid within ten (10) days of the Quarterly Dividend Date, the unpaid dividend amount shall accrue interest from and after each Quarterly Dividend Date at a rate of nine percent (9%) per annum (compounded on a quarterly basis). All shares of Series A Preferred to be issued as Payments-in-Kind that are not issued when due shall be deemed for all purposes to have been issued on and to be outstanding from and after the applicable Quarterly Dividend Date.

            (D) If the Corporation pays any dividend on its Common Stock (other than in shares of its Common Stock), the Corporation shall at the same time pay a dividend on the Series A Preferred in an amount per share of Series A Preferred equal to the amount of such dividend per share of Common Stock multiplied by the number of shares of Common Stock into which each share of Series A Preferred is then convertible.

      3. LIQUIDATION RIGHTS. In the event of any liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary (a "Liquidation"), distributions shall be made to the Holders in respect of such Series A Preferred before any amount shall be paid to the holders of any other class or series of capital stock of the Corporation in the following manner:

            (A) SERIES A PREFERRED. The Holders shall be entitled to be paid first out of the assets of the Corporation available for distribution to holders of its capital stock an amount per share equal to the greater of:

                  (I) the sum of (A) the Conversion Value, plus (B) all accrued but unpaid dividends then owed (calculated through the date of liquidation), plus any accrued and unpaid interest thereon, prior to any distribution to the holders of any other Preferred Stock or Common Stock; or

                  (II) the fair market value of the Corporation as determined by an independent appraiser or investment banker experienced in the oil and gas industry (an "INDEPENDENT EVALUATOR") selected by the Holders of at least a majority of the then outstanding Series A Preferred (the "REQUISITE INTEREST") and approved by the Board of Directors of the Corporation, which approval shall not be unreasonably withheld, divided by the total number of outstanding shares of Common Stock of the Corporation (on a fully-diluted basis) and multiplied by the number of shares of Common Stock into which each share of Series A Preferred is then convertible.

      If the proceeds from a Liquidation are not sufficient to pay to the Holders at least the preference amount set forth in Section 3(a)(i), then such Holders shall instead be entitled to receive the entire assets and funds of the Corporation legally available for distribution to the

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
holders of capital stock, which assets and funds shall be distributed ratably among the Holders in proportion to the shares of Series A Preferred then held by each of them.

            (B) REMAINING ASSETS. After payment to the Holders of the amounts set forth in SECTION 3(A) above, the entire remaining assets and funds of the Corporation legally available for distribution, if any, shall be distributed among the holders of Common Stock in proportion to the shares of Common Stock then held by them.

            (C) EVENTS DEEMED A LIQUIDATION. For purposes of this SECTION 3, the Holders of a Requisite Interest may elect to have treated as a Liquidation (i) the sale or other transfer in a single transaction or a series of related transactions of all or substantially all of the assets of the Corporation, or
(ii) the sale of a majority of the Corporation's outstanding Common Stock in a single transaction or a series of related transactions, or (iii) the merger, consolidation or other reorganization of the Corporation with or into any other entity unless the holders of the voting securities of the Corporation outstanding immediately prior to such transaction continue to hold more than 50% of the total voting securities of the surviving entity outstanding immediately after such transaction. Upon the occurrence of any of the foregoing enumerated events, the Corporation shall provide prompt written notice to the Holders, who shall have ten (10) days to provide written notice to the Corporation of their election under this SECTION 3(C).

            (D) VALUATION OF SECURITIES AND PROPERTY. In the event the Corporation proposes to distribute assets other than cash in connection with any Liquidation, the value of the assets to be distributed to the Holders shall be determined in good faith by the Board of Directors. The method of valuation of securities subject to an investment letter or other restrictions on free marketability shall be adjusted to make an appropriate discount to reflect the fair market value thereof as determined in good faith by the Board of Directors. The Holders of at least ten percent (10%) of the outstanding Series A Preferred shall have the right to challenge any determination by the Board of Directors of fair market value pursuant to this SECTION 3(D), in which case the determination of fair market value shall be made by an Independent Evaluator selected jointly by the Board of Directors and the challenging parties (or if they are unable to agree, an Independent Evaluator selected by the American Arbitration Association), the reasonable cost of such appraisal to be borne by the Corporation.

      4. CONVERSION. The Holders have conversion rights as follows (the "CONVERSION RIGHTS"):

            (A) RIGHT TO CONVERT. Each share of Series A Preferred shall initially be convertible, at the option of the Holder thereof, at any time on or after the date of issuance thereof, into the number of fully paid and nonassessable shares of Common Stock which results from dividing the Conversion Price (as hereinafter specified) per share in effect at the time of conversion into the per share Conversion Value. The initial Conversion Price of the Series A Preferred shall be $4.00 per share, and the Conversion Value of the Series A Preferred shall be $8.00 per share. The initial Conversion Price of the Series A Preferred shall be subject to adjustment from time to time as provided in
SECTION 4(D) hereof. The Conversion Value shall not be subject to adjustment. Upon conversion, all accrued but unpaid dividends on a Holder's Series A Preferred so converted, plus any accrued and unpaid interest thereon, shall, at the option of such Holder, be paid in cash (to the extent permitted under applicable corporate law) or converted into the number of fully paid and nonassessable shares of Common Stock which results from dividing the Conversion Price in effect at such time into the aggregate of all such accrued but unpaid dividends and accrued and unpaid interest.

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
            (B) AUTOMATIC CONVERSION. At any time after December 31, 2002 that
(i) the Corporation's Net Equity Value equals or exceeds $121,500,000 and (ii) the Corporation's Net Equity Value per share (Net Equity Value divided by the number of shares of Common Stock outstanding on a fully-diluted basis) equals or exceeds $10.00, each share of Series A Preferred shall automatically be converted into the number of fully paid and nonassessable shares of Class B Common Stock which results from dividing the Conversion Price per share in effect at the time of conversion into the per share Conversion Value. For purposes of this SECTION 4, "NET EQUITY VALUE" shall be determined as of each March 31, June 30, September 30 and December 31 and shall equal the sum of (A) 95% of the present value, using a 10% discount rate, of the estimated future net revenues from the Corporation's proved developed producing reserves, (B) 50% of the present value, using a 10% discount rate, of the estimated future net revenues from the Corporation's proved developed nonproducing reserves ("PDNP VALUE"), (C) 25% of the present value, using a 10% discount rate, of the estimated future net revenues from the Corporation's proved undeveloped reserves ("PUD VALUE"), and (D) the Corporation's current assets; LESS the sum of (Y) the Corporation's current liabilities and (Z) the Corporation's long-term liabilities (exclusive of deferred taxes); provided, however, that, for purposes of determining Net Equity Value, the sum of the PDNP Value and the PUD Value shall not exceed three-sevenths (3/7) of the value determined under clause (A) of this sentence. In determining the value of the Corporation's oil and gas reserves, (1) the definitions of reserve categories in the rules and regulations of the Securities and Exchange Commission shall apply, (2) oil and gas prices shall equal the futures prices quoted on the New York Mercantile Exchange for the next succeeding 36 months from the date as of which the determination is being made and then shall be held flat for periods thereafter and (3) operating costs shall be escalated 2% per year for the next succeeding 3 years from the date as of which the determination is being made and then shall be held flat for periods thereafter. For purposes of determining Net Equity Value, the value of the Corporation's proved oil and gas reserves shall be determined on the basis set forth above as of each March 31, June 30 and September 30 by the Corporation and as of each December 31 by an independent engineering firm approved by the Board of Directors of the Corporation. If the Holders of a Requisite Interest disagree with the Corporation's determination of Net Equity Value, then, within 30 days after receiving notice of the Corporation's determination, such Holders shall give notice of such disagreement to the Corporation and shall determine the Net Equity Value of the Corporation on the basis set forth above. The Corporation will promptly furnish, or direct its independent engineering firm to furnish, all information reasonably requested by such Holders. If the Net Equity Value determined by such Holders is greater than or equal to 90% of the Net Equity Value determined by the Corporation, then the Net Equity Value shall be the average of the two valuations. If the Net Equity Value determined by such Holders is less than 90% of the Net Equity Value determined by the Corporation, then the Net Equity Value shall be determined by an Independent Evaluator selected by such Holders and the Corporation (or if they are unable to agree, an Independent Evaluator selected by the American Arbitration Association). The Net Equity Value determined by the Independent Evaluator shall be final and binding on the parties with respect to the valuation date in question. The reasonable fees and expenses of the Independent Evaluator shall be borne by the Corporation; otherwise, the Holders and the Corporation shall each bear their own fees, costs and expenses (including fees and expenses of attorneys, accountants and other professional advisors) incurred in connection with such determination of Net Equity Value. Upon conversion, all accrued but unpaid dividends (whether declared or undeclared) on a Holder's Series A Preferred, plus any accrued and unpaid interest thereon shall, at the option of such Holder, be paid in cash (to the extent permitted under applicable corporate law) or converted into the number of fully paid and nonassessable shares of Class B Common Stock which results from dividing the Conversion Price in effect at such time into the aggregate of all such accrued but unpaid dividends and accrued and unpaid interest.

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
            (C) MECHANICS OF CONVERSION. Before any Holder shall be entitled to convert shares of Series A Preferred into shares of Common Stock and to receive certificates therefor, such Holder shall surrender the certificate or certificates therefor, duly endorsed, at the principal office of the Corporation or of any transfer agent for the Series A Preferred, and shall give written notice to the Corporation at such office that such Holder elects to convert the same; PROVIDED, HOWEVER, that in the event of an automatic conversion pursuant to SECTION 4(B) hereof, the outstanding shares of Series A Preferred shall be converted automatically without any further action by the Holders and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent; and provided further that the Corporation shall not be obligated to issue certificates evidencing the shares of Class B Common Stock issuable upon such automatic conversion unless and until the certificates evidencing such shares of Series A Preferred are either delivered to the Corporation or its transfer agent as provided above, or the Holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement reasonably satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates. The Corporation shall as soon as practicable after such delivery, or after such agreement and indemnification, issue and deliver at such office to such Holder a certificate or certificates for the number of shares of Common Stock or Class B Common Stock, as the case may be, to which it, he or she shall be entitled and, at the option of such Holder, either a check payable to the Holder in the amount of any accrued but unpaid dividends payable pursuant to SECTION 2 hereof, and any accrued and unpaid interest thereon, or the number of fully paid and nonassessable shares of Common Stock or Class B Common Stock, as the case may be, which results from dividing the Conversion Price in effect at such time into the aggregate of all such accrued but unpaid dividends and accrued and unpaid interest. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series A Preferred to be converted, or, in the case of automatic conversion, simultaneously upon the occurrence of the event leading to such automatic conversion, and the person or persons entitled to receive the shares of Common Stock or Class B Common Stock, as the case may be, issuable upon such conversion shall be treated for all purposes as the holder or holders of such shares of Common Stock or Class B Common Stock, as the case may be, on such date.

            (D)   ADJUSTMENTS TO CONVERSION PRICE.

                  (I) SPECIAL DEFINITIONS. For purposes of this SECTION 4(D), the following definitions shall apply:

                        (1) "OPTIONS" shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire either Common Stock or Convertible Securities.

                        (2) "CONVERTIBLE SECURITIES" shall mean any evidences of indebtedness, shares or other securities convertible into or exchangeable for Common Stock.

                        (3) "ADDITIONAL SHARES OF COMMON STOCK" shall mean all shares of Common Stock issued (or, pursuant to SECTION 4(D)(III), deemed to be issued) by the Corporation after the Original Issue Date, other than shares of Common Stock issued or issuable:

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                              (A) upon conversion of shares of Series A
                  Preferred or Class B Common Stock;

                              (B) pursuant to a stock option or warrant
                  outstanding as of the Original Issue Date;

                              (C) as a dividend or distribution on shares of
                  Series A Preferred;

                              (D) in a transaction described in SECTION
                  4(D)(VI); or

                              (E) by way of dividend or other distribution on
                  shares of Common Stock excluded from the definition of Additional Shares of Common Stock by the foregoing CLAUSES
                  (A), (B), (C), (D) or this CLAUSE (E).

                        (4) "ORIGINAL ISSUE DATE" shall mean the date on which the first share of Series A Preferred was issued.

                  (II) DEEMED ISSUE OF ADDITIONAL SHARES OF COMMON STOCK. In the event the Corporation at any time or from time to time after the Original Issue Date shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein for a subsequent adjustment of such number) of Common Stock issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the exercise of such Options and conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date, provided that Additional Shares of Common Stock shall not be deemed to have been issued unless the consideration per share (determined pursuant to SECTION 4(D)(IV) hereof) of such Additional Shares of Common Stock would be less than the Conversion Price in effect immediately prior to such issue or such record date, as the case may be, and provided further that in any such case in which Additional Shares of Common Stock are deemed to be issued:

                        (1) except as provided in SECTION 4(D)(II)(2), no further adjustment in the Conversion Price of the Series A Preferred shall be made upon the subsequent issue of Convertible Securities or shares of Common Stock upon the exercise of such Options or conversion or exchange of such Convertible Securities;

                        (2) if such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any change in the consideration payable to the Corporation, or change in the number of shares of Common Stock issuable, upon the exercise, conversion or exchange thereof (other than under or by reason of provisions designed to protect against dilution), the Conversion Price of the Series A Preferred computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto) and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect

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      such increase or decrease insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities;
      and

                        (3) no readjustment pursuant to CLAUSE (2) above shall have the effect of increasing the Conversion Price of the Series A Preferred to an amount which exceeds the lower of (A) the Conversion Price of the Series A Preferred on the original adjustment date related to such Options or Convertible Securities or (B) the Conversion Price of the Series A Preferred that would have resulted from any other issuance of Additional Shares of Common Stock between the original adjustment date related to such Options or Convertible Securities and such readjustment date.

                  (III) ADJUSTMENT OF CONVERSION PRICE UPON ISSUANCE OF ADDITIONAL SHARES OF COMMON STOCK. In the event the Corporation shall issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to SECTION 4(D)(II)), then, and in each such event, the Conversion Price in effect immediately prior to such issue shall be adjusted to a price (calculated to the nearest cent) determined by multiplying such Conversion Price by a fraction, the numerator of which shall be (1) the number of shares of Common Stock outstanding immediately prior to such issue (determined on a fully diluted basis) plus (2) (A) the aggregate consideration received by the Corporation for the total number of Additional Shares of Common Stock issued or deemed to be issued since the Original Issue Date divided by (B) the Conversion Price in effect immediately prior to such issue, and the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue (determined on a fully diluted basis) plus the number of Additional Shares of Common Stock issued or deemed to be issued since the Original Issue Date; provided that the Conversion Price may never be adjusted to an amount greater than the Conversion Price at the Original Issue Date as subsequently adjusted pursuant to Sections 4(D)(V), (VI) and (VII) (without regard to any prior or current adjustments pursuant to this Section 4(D)(III)).

                  (IV) DETERMINATION OF CONSIDERATION. For purposes of this
      SECTION 4(D), the consideration received by the Corporation for the issue of any Additional Shares of Common Stock shall be computed as follows:

                        (1) CASH AND PROPERTY: Such consideration shall be computed as follows:

                              (A) insofar as it consists of cash, such
                  consideration shall be computed at the aggregate amount of cash received by the Corporation;

                              (B) insofar as it consists of property other than
                  cash, such consideration shall be computed at the fair market value thereof at the time of such issue, as determined by the Board of Directors in the good faith exercise of its reasonable business judgment; and

                              (C) in the event Additional Shares of Common Stock
                  are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, such consideration shall be the proportion of such consideration so received, computed as

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
                  provided in CLAUSES (A) and (B) above, as determined by the Board of Directors in the good faith exercise of its reasonable business judgment.

                        (2) OPTIONS AND CONVERTIBLE SECURITIES. The consideration per share received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to SECTION 4(D)(II), relating to Options and Convertible Securities, shall be determined by dividing

                              (A) the total amount, if any, received or
                  receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by

                              (B) the maximum number of shares of Common Stock
                  (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

                        (3) FAIR MARKET VALUE. The Holders of a Requisite Interest of the issued and outstanding Series A Preferred shall have the right to challenge any determination by the Board of Directors of fair market value pursuant to this SECTION 4(D), in which case such determination of fair market value shall be made by an Independent Evaluator selected jointly by the Board of Directors and the challenging parties (or if they are unable to agree, an Independent Evaluator selected by the American Arbitration Association), the reasonable cost of such appraisal to be borne by the Corporation.

                  (V) SUBDIVISIONS, COMBINATIONS, OR CONSOLIDATION OF COMMON STOCK. In the event the outstanding shares of Common Stock shall be subdivided, combined or consolidated, by stock split, stock dividend, combination or like event, into a greater or lesser number of shares of Common Stock, the Conversion Price of the Series A Preferred in effect immediately prior to such subdivision, combination or consolidation shall, concurrently with the effectiveness of such subdivision, combination or consolidation, be proportionately adjusted.

                  (VI) RECLASSIFICATIONS. In the case, at any time after the date hereof, of any capital reorganization or any reclassification of the stock of the Corporation (other than as a result of a stock dividend or subdivision, split-up or combination of shares), or the consolidation or merger of the Corporation with or into another person (other than a consolidation or merger (A) in which the Corporation is the continuing entity and which does not result in any change in the Common Stock or (B) which is treated as a liquidation pursuant to SECTION 3(C) above), the shares of Series A Preferred shall, after such reorganization, reclassification, consolidation or merger, be convertible into the kind and number of shares of stock or other securities or property of the surviving

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
      corporation or otherwise to which such Holder would have been entitled if immediately prior to such reorganization, reclassification, consolidation or merger such Holder had converted his shares of Series A Preferred into Common Stock. In any such case, appropriate adjustment shall be made in the application of the provisions of this SECTION 4 after such reorganization, reclassification, consolidation or merger so that the provisions of this SECTION 4 (including adjustments to the Conversion Price) shall be applicable after such event and shall be as nearly equivalent as practicable. The provisions of this SECTION 4(D)(VI) shall similarly apply to successive reorganizations, reclassifications, consolidations or mergers.

                  (VII) PREFERRED STOCK PURCHASE AGREEMENT. The Conversion Price shall be adjusted as provided in the Preferred Stock Purchase Agreement dated as of October 12, 1999 by and among the Corporation, Quantum Energy Partners, LP, EnCap Equity 1996 Limited Partnership, Energy Capital Investment Company PLC, V&C Energy Limited Partnership and the other parties who are signatories thereto (the "PURCHASE AGREEMENT"), in the event of any inaccuracy in or breach of the representations or warranties made by the Corporation therein. A copy of the Purchase Agreement is attached hereto as Annex 1 and incorporated herein by reference.

            (E) CERTIFICATE AS TO ADJUSTMENTS. Upon the occurrence of each adjustment or readjustment of the Conversion Price of the Series A Preferred pursuant to this SECTION 4, the Corporation at its expense shall promptly thereafter compute such adjustment or readjustment in accordance with the terms hereof and furnish to each Holder of Series A Preferred a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any Holder, furnish or cause to be furnished to such Holder a like certificate setting forth (i) such adjustments and readjustments, if any, (ii) the Conversion Price of the Series A Preferred at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of the Series A Preferred.

            (F) STATUS OF CONVERTED STOCK. In case any shares of Series A Preferred shall be converted pursuant to SECTION 4 hereof, the shares so converted shall be canceled, shall not be reissuable as Series A Preferred and shall become a part of the authorized, but unissued preferred stock of the Corporation.

            (G) FRACTIONAL SHARES. In lieu of any fractional shares in the aggregate to which any Holder would otherwise be entitled upon conversion, the Corporation shall pay cash equal to such fraction multiplied by the fair market value of one share of Common Stock determined by the Board of Directors in the good faith exercise of its reasonable business judgment.

            (H)   MISCELLANEOUS.

                  (I) All calculations under this SECTION 4 shall be made to the nearest cent or to the nearest one hundredth (1/100) of a share, as the case may be.

                  (II) No adjustment in the Conversion Price of the Series A Preferred will be made if such adjustment would result in a change in such Conversion Price of less than $0.01. Any adjustment of less than $0.01 which is not made shall be carried forward and shall be made at the time of and together with any subsequent adjustment which, on a cumulative basis, amounts to an adjustment of $0.01 or more in such Conversion Price.

            (I) NO IMPAIRMENT. The Corporation will not through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this SECTION 4 and in the taking of all action as may be necessary or appropriate in order to protect the conversion rights of the Holders against impairment.

            (J) RESERVATION OF STOCK ISSUABLE UPON CONVERSION. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock and Class B Common Stock, solely for the purpose of effecting the conversion of the shares of Series A Preferred, such number of its shares of Common Stock and Class B Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series A Preferred. If at any time the number of authorized but unissued shares of Common Stock or Class B Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Series A Preferred, the Corporation will take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock or Class B Common Stock, as the case may be, to such number of shares as shall be sufficient for such purpose.

      5.    VOTING RIGHTS.

            (A) GENERAL. To the extent required by law or by SECTION 5(B) or
SECTION 9 hereof, the Holders will be entitled to vote on all matters as a separate class or series. On all matters other than matters set forth in SECTION 5(B), the Holders of Series A Preferred will also vote together with the holders of Common Stock as a single class and each share of Series A Preferred will entitle the Holder to the number of votes per share equal to the full number of shares of Common Stock into which each share of Series A Preferred is convertible on the record date for such vote. The Holders of Series A Preferred shall receive notice of and shall be entitled to attend in person or by proxy any meeting of the holders of Common Stock.

            (B) VOTING FOR DIRECTORS. For so long as at least the "Threshold Amount" (as defined below) of Series A Preferred is outstanding, the Holders of a Requisite Interest, voting as a separate class, shall be entitled to elect the Class B directors to the Board of Directors of the Corporation in accordance with the Corporation's Amended and Restated Articles of Incorporation (the "ARTICLES OF INCORPORATION"). Any vacancies on the Board of Directors resulting from the death, resignation, disqualification or removal of any Class B director, and any vacancies resulting from an increase in the number of Class B directors, may be filled by a majority of the remaining Class B directors, though less than a quorum, or by the Holders of a Requisite Interest. Class B directors may be removed from the Board of Directors at any time, with or without cause, by the vote or consent of the Holders of not less than two-thirds (2/3) of the voting power of the issued and outstanding Series A Preferred. "THRESHOLD AMOUNT" shall mean at least ten percent (10%) of the sum of (a) the shares of Series A Preferred issued on the Original Issue Date, and (b) the number of additional shares of Series A Preferred issued to the Holders as dividends or pursuant to other adjustments in accordance with the provisions of this Certificate or the Purchase Agreement.

            (C) AMENDMENT. Any amendment to this Certificate may be made solely by a vote of the Board of Directors of the Corporation and the Holders of at least ninety percent (90%) of the then outstanding Series A Preferred (a "SUPERMAJORITY INTEREST"), by duly called meeting or by written consent.

      6.    LIQUIDATION RIGHTS.

            (A) RIGHT TO LIQUIDATION. At anytime after April 1, 2004, the Holders of a Requisite Interest may elect to require the Corporation to use its best efforts to liquidate (the "LIQUIDATION RIGHT") all or any portion of the shares of Series A Preferred at a price per share equal to the Liquidation Price (as defined herein). As used in this SECTION 6, the term "liquidation" refers to the liquidation of the Series A Preferred held by the Holders either by redemption by the Corporation or by sale by the Holders pursuant to a registered public offering, in either case on the terms set forth herein, and not to a liquidation of the Corporation. The Holders of a Requisite Interest may require the Corporation to effect the Liquidation Right by giving written notice to the Corporation of such election (a "LIQUIDATION NOTICE"). Upon receipt of a Liquidation Notice, the Corporation will use its best efforts to liquidate the shares of Series A Preferred specified in such Liquidation Notice as soon as practicable and in all events within nine (9) months of the Corporation's receipt of the Liquidation Notice. The Corporation shall give the Holders not less than forty-five (45) days' notice of the date estimated for liquidation of the Series A Preferred (the "LIQUIDATION DATE"). Upon the occurrence of a "Trigger Event" (as defined in SECTION 6(G)), the Holders' sole remedy shall be the right of increased voting power of the Class B directors elected by the Holders, as set forth in the Articles of Incorporation; provided that the limitation contained in this sentence shall not limit any other rights or privileges the Holders may have under this Certificate, the Purchase Agreement or any other agreement between the Corporation and a Holder.

            (B) LIQUIDATION PRICE. The Holders shall be entitled to receive from the Corporation an amount in cash for each share of Series A Preferred to be liquidated (the "LIQUIDATION PRICE") equal to the greater of (i) the Fair Market Value of the Corporation as of the Valuation Date (as hereinafter defined), as determined in accordance with SECTION 6(C) hereof, divided by the total number of outstanding shares of Common Stock of the Corporation (on a fully-diluted basis) and multiplied by the number of shares of Common Stock into which each share of Series A Preferred is convertible at the time the Liquidation Price is paid or (ii) an amount per share of Series A Preferred equal to (A) the Conversion Value plus (B) all accrued and unpaid dividends through the date of liquidation plus any accrued and unpaid interest thereon ((A) and (B) in the aggregate, the "REQUIRED RETURN"). The "VALUATION DATE " shall be the date 30 days prior to the Liquidation Date.

            (C) FAIR MARKET VALUE. The "FAIR MARKET VALUE" of the Corporation shall be determined as follows:

                  (I) Within 30 days after the date of the Corporation's notice of the Liquidation Date, the Corporation, on the one hand, and the Holders on the other hand, will independently determine the Fair Market Value of the Corporation as of the Valuation Date and each shall provide a written analysis of such value to the other party. The Corporation will promptly furnish, or direct its independent engineering firm to furnish, all information reasonably requested by the Holders. If the difference between the two valuations is less than 10% of the lower valuation, the Fair Market Value of the Corporation shall be the average of the two valuations. If either party fails to deliver a written notice of valuation to the other party within the 30-day period, such party shall be deemed to consent and agree to the valuation submitted by the other party, which shall be the Fair Market Value of the Corporation for purposes of this SECTION 6.

                  (II) If the difference between the two valuations is greater than 10% of the lower valuation, the parties agree to engage an Independent Evaluator mutually acceptable to each of them (or if they are unable to agree, an Independent Evaluator selected by the American Arbitration Association) to value the Corporation. The Independent Evaluator shall review the valuations submitted by the Corporation and the Holders in accordance with SECTION 6(C)(I) and shall consider such valuations as well as any other information it deems relevant in order to determine the Fair Market Value of the Corporation. The Fair Market Value of the Corporation as established by the Independent Evaluator shall be final and binding on the parties; provided that, if the Independent Evaluator fails to determine the Fair Market Value of the Corporation prior to the Liquidation Date, then, at the option of either the Corporation or the Holders of a Requisite Interest, the Fair Market Value of the Corporation shall be redetermined, in which case the Corporation shall establish a new Liquidation Date by notice as provided in SECTION 6(A), the Valuation Date shall be changed correspondingly and the process for determining the Fair Market Value of the Corporation pursuant to
      SECTION 6(C) shall be repeated. The reasonable fees and expenses of the Independent Evaluator shall be borne by the Corporation; otherwise, such Holders and the Corporation shall each bear their own fees, costs and expenses (including fees and expenses of attorneys, accountants and other professional advisors) incurred in connection with the appraisal and the liquidation of the Holders' Series A Preferred.

                  (III) In all cases, the determination of the Fair Market Value of the Corporation shall be made on a basis that (y) assumes that all of the debts and obligations of the Corporation have been or will be satisfied in full, and (z) in the event that the Corporation is a public company, meaning that it is a company required to file periodic reports with the Securities and Exchange Commission, at such time, takes into account not only the market price of the Corporation's equity securities, but also the underlying net asset value of the Corporation's properties.

            (D) DIVIDENDS; RIGHTS OF HOLDERS. No shares of Series A Preferred are entitled to any dividends accruing after the date on which the Liquidation Price of such shares of Series A Preferred is paid. On such date, all rights of the Holders will cease, and such shares of Series A Preferred will be deemed not to be outstanding.

            (E) REISSUANCE; NEW CERTIFICATES. Any shares of Series A Preferred which are redeemed in accordance with the Liquidation Rights herein granted or otherwise acquired by the Corporation will be canceled and will not be reissued, sold or transferred, but will become part of the authorized but unissued preferred stock of the Corporation. If fewer than the total number of shares of Series A Preferred represented by any certificate are redeemed, a new certificate representing the number of unredeemed shares of Series A Preferred will be issued to the Holder thereof without cost to such Holder within three
(3) business days after surrender of the certificate representing the redeemed shares.

            (F) RATABLE OFFERS. Neither the Corporation nor any subsidiary will redeem, repurchase or otherwise acquire any shares of Series A Preferred pursuant to this SECTION 6, except as expressly authorized herein or pursuant to a purchase offer made pro rata to all Holders of shares of Series A Preferred on the basis of the number of shares of Series A Preferred owned by each such Holder.

            (G) TRIGGER EVENT. A "TRIGGER EVENT" shall be deemed to have occurred if, within nine months after the Corporation's receipt of a Liquidation Notice, the Corporation shall have failed to accomplish either of the following:
(i) the completion of a registered public offering of the Conversion Shares on terms acceptable to the Holders of a Requisite Interest pursuant to which the Holders have received net proceeds in an amount sufficient to achieve the Required Return per share of Series A Preferred held immediately prior to the public offering, or (ii) the redemption of all of the Series A Preferred at or above the Liquidation Price.

      7. NOTICES OF RECORD DATE. In the event of any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, the Corporation shall mail to each Holder, at least twenty (20) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the anticipated amount and character of such dividend, distribution or right.

      8. NOTICES. Any notice required or permitted by the provisions of this Certificate to be given to the Holders shall be deemed given when deposited in the United States mail, postage prepaid, and addressed to each Holder of record at such Holder's address appearing on the books of the Corporation. Any notice required or permitted by the provisions of this Certificate to be given to the Corporation shall be deemed given when deposited in the United States mail, postage prepaid, and addressed to the Corporation at its registered office or its principal place of business.

      9. APPROVAL OF CERTAIN TRANSACTIONS WHILE SERIES A PREFERRED IS
OUTSTANDING.

            (A) REQUISITE INTEREST. So long as at least the Threshold Amount of Series A Preferred is outstanding, the Corporation shall not, without first obtaining the written approval of the Holders of a Requisite Interest, voting as a separate class, take any action to:

                  (I) create any new class or series of shares that has a preference over or is on a parity with the Series A Preferred with respect to voting, dividends, liquidation preferences or otherwise;

                  (II) issue any shares of capital stock of the Corporation, including Common Stock and any series of Preferred Stock, whether now authorized or not, or any rights, options or warrants to purchase shares of Common Stock or Preferred Stock, or any securities of any type whatsoever that are, or may become, convertible into or exchangeable for shares of Common stock or Preferred Stock; PROVIDED, HOWEVER, that the Corporation may issue (i) shares of capital stock to the Holders in connection with the conversion of the Series A Preferred or as a dividend or distribution on the Series A Preferred; (ii) securities in connection with stock options or warrants outstanding as of the date hereof;
(iii) stock issued in connection with any stock split, stock dividend or recapitalization by the Corporation; and (iv) shares of Common Stock (not including any rights, options, warrants or other securities convertible into or exchangeable for Common Stock) at a purchase price per share of such Common Stock for cash or other consideration the fair market value of which is greater than or equal to 150% of the Conversion Price then in effect;

                  (III) repurchase, redeem or retire any shares of capital stock of the Corporation other than the repurchase of shares of Series A Preferred pursuant to the terms thereof;

                  (IV) authorize or pay any dividend or other distribution (other than a stock dividend) with respect to the Preferred Stock or the Common Stock (other than the dividends payable to the Holders as provided in this Certificate);

                  (V) undertake, enter into or consummate (A) a consolidation or merger of the Corporation with or into any other corporation or business entity in which the holders of the voting securities of the Corporation outstanding immediately after the Original Issue Date do not continue to hold more than fifty percent (50%) of the total voting securities of the surviving entity outstanding immediately after such transaction, (B) the sale or other transfer in a single transaction or a series of related transactions of all or substantially all of the assets of the Corporation, or (C) the liquidation, dissolution, winding-up or reorganization of the Corporation; or

                  (VI) enter into or modify any commodity hedge transaction at a price below $17.50 per barrel for crude oil or $2.10 per MMBtu for natural gas.

      For purposes of SECTION 9(A)(II), the fair market value of non-cash consideration to be paid for Common Stock shall be determined by the Board of Directors of the Corporation, provided that the Holders of a Requisite Interest of the issued and outstanding Series A Preferred shall have the right to challenge any determination by the Board of Directors of fair market value pursuant to SECTION 9(A)(II), in which case such determination of fair market value shall be made by an Independent Evaluator selected jointly by the Board of Directors and the challenging parties (or if they are unable to agree, an Independent Evaluator selected by the American Arbitration Association), the reasonable cost of such appraisal to be borne by the Corporation.

            (B) SUPERMAJORITY INTEREST. So long as at least the Threshold Amount of Series A Preferred is outstanding, the Corporation shall not, without first obtaining the written approval of the Holders of a Supermajority Interest, voting as a separate class, take any action to:

                  (I) alter the rights, preferences or privileges of the Series A Preferred; or

                  (II) alter or amend the Articles of Incorporation, this Certificate or the bylaws of the Corporation.

                                     ANNEX 1